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                                                                   EXHIBIT 99.1


                                 [LOGO] HARKEN
                               Energy Corporation

                           Instructions as to Use of
                              Rights Certificates

                               -----------------


  Consult the Information Agent, the Subscription Agent, your bank or broker if you have any questions.

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   The following instructions relate to a rights offering (the "Rights
Offering") by Harken Energy Corporation, a Delaware corporation (the "Company"), to the holders of record (collectively, the "Recordholders") of its common stock, par value $0.01 per share (the "Common Stock"), and its Series G1 Preferred Stock and its Series G2 Preferred Stock (collectively, the "Preferred
Stock") as described in the Company's Prospectus dated       , 2003 (the
"Prospectus"). Recordholders at the close of business on January 30, 2003 (the "Record Date") are receiving non-transferable subscription rights (the "Rights") to subscribe for and purchase shares of the Common Stock (the
"Underlying Shares"). An aggregate of        million Underlying Shares are
being offered by the Prospectus. Each Recordholder will receive one Right for each share of Common Stock owned (or in the case of the Preferred Stock, one Right for each share of Common Stock issuable upon conversion) as of the close of business on the Record Date. The Rights will expire, if not exercised, at
5:00 p.m., New York City time, on         , 2003, unless extended in the sole
discretion of the Company (as it may be extended, the "Expiration Date"). After the Expiration Date, unexercised Rights will be null and void. The Company will not be obligated to honor any purported exercise of Rights received by American Stock Transfer & Trust Company (the "Subscription Agent") after 5:00 p.m., New York City time, on the Expiration Date, regardless of when the documents relating to such exercise were sent, except pursuant to the Guaranteed Delivery Procedures described below. The Company may extend the Expiration Date from time to time by giving oral or written notice to the Subscription Agent on or before the Expiration Date, followed by a press release no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. The Rights will be evidenced by non-transferable Rights certificates (the "Rights Certificates").


   The number of Rights to which you are entitled is printed on the face of your Rights Certificate. Each Right allows the holder thereof to subscribe for shares of Common Stock. The Subscription Price for the Rights is $
per Right (or $       per share of Common Stock).


   If any shares of Common Stock offered in the Rights Offering remain unsubscribed after the Rights Offering, Lyford Investments Enterprises Ltd., a creditor of the Company, has agreed, subject to certain conditions, to purchase all such shares at the Subscription Price.


   You should indicate your wishes with regard to the exercise of your Rights by completing the appropriate portions of your Rights Certificate and returning the certificate to the Subscription Agent in the envelope provided.


   Your Rights Certificates, or Notice of Guaranteed Delivery, and Subscription Price payment must be received by the Subscription Agent on or before 5:00 p.m., New York City time, on the Expiration Date. Once a holder of Rights has exercised a Right, such exercise may not be revoked. Rights not exercised prior to the Expiration Date of the Rights Offering will expire.


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1.  Method of Subscription--Exercise of Rights.

   To exercise your Rights, complete your Rights Certificate and send the properly completed and executed Rights Certificate evidencing such Rights with any signatures required to be guaranteed so guaranteed, together with payment in full of the Subscription Price for each Underlying Share subscribed for pursuant to the Subscription Right, to the Subscription Agent on or prior to 5:00 p.m., New York City time on the Expiration Date. Payment of the Subscription Price will be held in a segregated account to be maintained by the Subscription Agent. All payments must be made in U.S. dollars for the full number of Underlying Shares being subscribed for:

      (a) by uncertified personal check, payable to American Stock Transfer & Trust Company as Subscription Agent for the Company,

      (b) by certified check or bank check drawn on a U.S. bank or money order, payable to American Stock Transfer & Trust Company as Subscription Agent for the Company, or


      (c) by wire transfer directed to the account maintained by American Stock Transfer & Trust Company (the "Subscription Account") at:



          JP Morgan Chase


          55 Water Street


          New York, NY 10005

          ABA #021000021
          Credit Account No. 323-113060

          Account Name: American Stock Transfer & Trust Company
                        Subscription Agent


Any wire transfer should clearly indicate the identity of the subscriber who is paying the Subscription Price by the wire transfer. Payments will be deemed to have been received by the Subscription Agent only upon:

      (a)  receipt and clearance of any uncertified check;

      (b) receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank, any money order or any funds transferred by wire transfers; or

      (c) receipt of collected funds in the Subscription Account designated above.

   Please note that funds paid by uncertified personal check may take at least five business days to clear. Accordingly, holders of Rights who wish to pay the Subscription Price by means of an uncertified personal check are urged to make payment sufficiently in advance of the Expiration Date to ensure that such payment is received and clears by the Expiration Date, and are urged to consider payment by means of a certified or bank check, money order or wire transfer of immediately available funds.

   The Rights Certificate and payment of the Subscription Price, or, if applicable, Notices of Guaranteed Delivery (as defined below) must be delivered to the Subscription Agent by one of the methods described below:

                 By mail, by hand or by overnight courier to:
                    American Stock Transfer & Trust Company
                            Attention: Rights Agent

                          59 Maiden Lane, Plaza Level

                             New York, N.Y. 10038


               Telephone Number for Information: (800) 937-5449

               Telephone Number for Confirmation: (718) 921-8200

    Delivery to an address other than those above does not constitute valid delivery.

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           The address and telephone number of the Information Agent


  for inquiries, information or requests for additional documentation are as follows:



                              Morrow & Co., Inc.


                         445 Park Avenue, 5/th/ Floor


                             New York, N.Y. 10022


                       E-mail: harken.info@morrowco.com



                      Telephone Numbers for Information:


                   Stockholders, Please Call: (800) 607-0088


            Banks and Brokerage Firms, Please Call: (800) 654-2468



   By making arrangements with your bank or broker for the delivery of funds on your behalf you may also request such bank or broker to exercise the Rights Certificate on your behalf. Alternatively, you may cause a written guarantee substantially in the form enclosed herewith (the "Notice of Guaranteed Delivery"), from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or from a commercial bank or trust company having an office or correspondent in the United States or from a bank, stockbroker, savings and loan association or credit union with membership in an approved signature guarantee medallion program, pursuant to Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended (each, an "Eligible Institution"), to be received by the Subscription Agent on or prior to the Expiration Date together with payment in full of the applicable Subscription Price. Such Notice of Guaranteed Delivery must state your name, the number of Rights represented by the Rights Certificate(s) held by you, the number of Underlying Shares being subscribed for pursuant to the Right, and that you will guarantee the delivery to the Subscription Agent of any properly completed and executed Rights Certificate or Rights Certificates evidencing such Rights within three (3) business days following the date of the Notice of Guaranteed Delivery. If this procedure is followed, the properly completed Rights Certificate or Rights Certificates evidencing the Rights being exercised, with any signatures required to be guaranteed so guaranteed, must be received by the Subscription Agent within three (3) business days following the date of the Notice of Guaranteed Delivery. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as Rights Certificates at the address set forth above, or may be transmitted to the Subscription Agent by facsimile transmission (Facsimile No. (718) 234-5001). Additional copies of the Notice of Guaranteed Delivery may be obtained upon request from the Information Agent at the address, or by calling the telephone number, set forth above.


   If the aggregate Subscription Price paid by you is insufficient to purchase the number of Underlying Shares subscribed for, or if no number of Underlying Shares to be purchased is specified, then you will be deemed to have exercised the Subscription Right to purchase Underlying Shares to the full extent of the payment tendered.

   If the aggregate Subscription Price paid by you exceeds the amount necessary to purchase the number of Underlying Shares for which you have indicated an intention to subscribe (such excess being the "Subscription Excess"), then any remaining amount shall be returned to you by mail without interest or deduction as soon as practicable after the Expiration Date and after all pro-rations and adjustments contemplated by the terms of the Rights Offering have been effected.

   The Company will not issue any fractional Underlying Shares (or distribute cash in lieu thereof). If the number of Rights exercised by you would result in you receiving a fractional Underlying Share, the aggregate number of Underlying Shares to be issued will be rounded up to the nearest whole number.

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2.  Issuance of Common Stock.

   The following deliveries and payments will be made to the address shown on the face of your Rights Certificate unless you provide instructions to the contrary in your Rights Certificate.

      (a) Certificates for Shares of Common Stock. As soon as practicable after the Expiration Date and the valid exercise of Rights, the Subscription Agent will mail to each exercising Rights holder certificates representing shares of Common Stock purchased pursuant to the Right. See "The Rights Offering--Certificates for Shares of Common Stock" in the Prospectus.

      (b) Excess Cash Payments. As soon as practicable after the Expiration Date and after all pro-rations and adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will mail to each Rights holder any Subscription Excess, without interest or deduction.

3.  Sale or Transfer of Rights.

   The Rights are not transferable in any way, except to affiliates of the recipient and except by operation of law. Evidence satisfactory to the Company that any such permitted transfer is proper must be delivered to the Company prior to the Expiration Date by one of the methods described below:

                 By mail, by hand or by overnight courier to:
                           Harken Energy Corporation
                           Attention: Wayne Hennecke
                    580 WestLake Park Boulevard, Suite 600
                             Houston, Texas 77079

4.  Execution.

      (a) Execution by Registered Holder. The signature on the Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Rights Certificate without any alteration or change whatsoever. Persons who sign the Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

      (b)  Execution by Person Other than Registered Holder.   If the Rights
   Certificate is executed by a person other than the holder named on the face of the Rights Certificate, proper evidence of authority of the person executing the Rights Certificate must accompany the same unless, for good cause, the Subscription Agent dispenses with proof of authority.

      (c) Signature Guarantees. Your signature must be guaranteed by an Eligible Institution if you specify special payment or delivery instructions.

5.  Method of Delivery.

   The method of delivery of Rights Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Rights holder, but, if sent by mail, it is recommended that such certificates and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent prior to 5:00 p.m., New York City time, on the Expiration Date.

6. Special Provisions Relating to the Delivery of Rights Through the Depository Trust Company.

   In the case of Rights that are held of record through the Depository Trust Company (the "Book-Entry Transfer Facility"), exercises of the Subscription Right may be effected by instructing the Book-Entry Transfer

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Facility to transfer Rights from the Book-Entry Transfer Facility account of such holder to the Book-Entry Transfer Facility account of the Subscription Agent, together with certification as to the aggregate number of Rights exercised and the number of Underlying Shares thereby subscribed for pursuant to the Subscription Right by each beneficial owner of Rights on whose behalf such nominee is acting, and payment of the Subscription Price for each share of Common Stock subscribed for pursuant to the Subscription Right.

7.  Substitute Form W-9.


   Each Rights holder who elects to exercise Rights should provide the Subscription Agent with a correct Taxpayer Identification Number (TIN) on Substitute Form W-9. Copies of Substitute Form W-9 may be obtained upon request from the Subscription Agent at the address or by calling the telephone number indicated above. Failure to provide the information on the form may subject such holder to a $50.00 penalty for each such failure and to 30% federal income tax withholding with respect to dividends that may be paid by the Company on shares of Common Stock purchased upon the exercise of Rights (for those holders exercising Rights).


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